Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

REATA PHARMACEUTICALS, INC.,

BIOGEN INC.

and

RIVER ACQUISITION, INC.

Dated as of July 28, 2023

i

(Continued)

(Continued)

(Continued)

Exhibit A – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 28, 2023, by and among Biogen Inc., a Delaware corporation (“Parent”), River Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Reata Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each Share that is outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration and the Company will survive the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that this Agreement be adopted by the Company Stockholders;

WHEREAS, (i) the Board of Directors of each of Parent and Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (ii) the Board of Directors of Merger Sub has recommended that the sole stockholder of Merger Sub adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders are entering into voting and support agreements with Parent and Merger Sub (each a, “Support Agreement”) pursuant to which and subject to the conditions contained therein, among other things, such Company Stockholders have agreed to vote all of their Shares in favor of adopting this Agreement at the Stockholders Meeting; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (a) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement, and does not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (b) was entered into prior to the date of this Agreement.

“Acquisition Proposal” shall mean any indication of interest, offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty-five percent (25%) of the outstanding voting securities or voting power of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty-five percent (25%) of the outstanding voting securities or voting power of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold Shares representing more than twenty-five percent (25%) of the voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction or as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than seventy-five percent (75%) of the voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale, license or disposition of tangible or intangible assets or businesses that constitute or represent more than twenty-five percent (25%) of the consolidated assets, revenues or earnings of the Company and its Subsidiaries; (d) any sale, exclusive license or disposition of omaveloxolone; or (e) any liquidation or dissolution of the Company; provided, however, that the Merger and the other transactions contemplated hereby shall be deemed to not be an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2012 and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Bayh-Dole Act” shall mean the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Capital Expenditure Budget” shall mean the capital expenditure budget set forth on Section 1.1(a) of the Company Disclosure Letter.

“Class A Common Stock” shall mean each outstanding share of class A common stock, par value $0.001, of the Company.

“Class B Common Stock” shall mean each outstanding share of class B common stock, par value $0.001, of the Company.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Law Fraud” shall mean common law fraud under Delaware law of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article III or Article IV, as applicable.

“Company ESPP” shall mean the Company’s 2022 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by or purported to be owned by (solely or jointly) or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except if such Effects disproportionately and adversely affect the Company and its Subsidiaries, taken as a whole, in any material respect relative to other similarly situated companies operating in any industry or industries in which the Company and its Subsidiaries operate in the events of clauses (i) through (vi) below (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”):

(i) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(ii) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(iii) political conditions (or changes in such conditions) in the United States or any other country or region in the world or between any countries or groups of countries, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine);

(iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wild fires or other natural disasters and weather conditions in the United States or any other country or region in the world;

(v) conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industry;

(vi) actual or proposed changes in Law or other legal or regulatory conditions (or the interpretation thereof), any COVID-19 Measures or any change in any COVID-19 Measures (or the interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, Merger Sub or their Affiliates as acquiror of the Company, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, licensors, suppliers, distributors or other business partners, (C) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, licensors, suppliers, distributors or other business partners and (D) any departure or termination of any officers, directors, employees, consultants or independent contractors of the Company or any of its Subsidiaries, in the case of each of clauses (A), (B), (C) and (D), to the extent resulting from such announcement, pendency or consummation (it being understood that this clause (vii) shall not apply to (1) any representation or warranty related to the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or (2) the condition set forth in Section 7.2(a) to the extent related to any such representation or warranty);

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect);

(ix) (A) any action taken unless expressly required by this Agreement, or failure to take any action expressly required by this Agreement, in each case, by Parent or any of its controlled Affiliates or (B) the taking of any action or refraining from taking any action, in each case, by the Company or any of its Subsidiaries (1) expressly required by this Agreement (other than Section 5.1, unless Parent unreasonably withholds, conditions or delays consent to the taking of such action or refraining from taking such action), (2) to which Parent has consented in writing in advance or (3) which Parent has requested in writing;

(x) any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or the other transactions contemplated by this Agreement; or

(xi) the matters set forth on Section 1.1(b) of the Company Disclosure Letter.

“Company Option” shall mean an option to purchase shares of Class A Common Stock or Class B Common Stock granted under the Company Stock Plan or otherwise.

“Company Owned Software” shall mean any Software owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product that is in preclinical development or clinical trials or being manufactured, marketed, sold, commercialized, offered, made available, licensed, distributed or branded by or for the Company or any of its Subsidiaries.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, co-owned by the Company or any of its Subsidiaries, or exclusively licensed by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units with respect to shares of Class A Common Stock or Class B Common Stock granted under the Company Stock Plan or otherwise that is, at the time of determination, subject to vesting or forfeiture conditions.

“Company Software” shall mean all Company Owned Software together with all Software licensed (or purported to be licensed) to the Company or any of its Subsidiaries and used, held for use or planned for use in the business of the Company and its Subsidiaries.

“Company Stock Awards” shall mean the Company Options, the Company RSU Awards and rights granted pursuant to the Company ESPP.

“Company Stock Plan” shall mean the Company’s Second Amended and Restated Long Term Incentive Plan.

“Company Stockholders” shall mean holders of Shares prior to the Effective Time in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean any employee of the Company or any of its Subsidiaries as of the time immediately prior to the Closing and who continues to be employed by Parent, the Surviving Corporation or any of their respective Subsidiaries or other Affiliates following the Closing.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as amended, and Families First Coronavirus Response Act, as amended.

“Data Protection Laws” shall mean (a) any Laws regulating the Processing of personal information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law, Switzerland’s Federal Act on Data Protection of 19 June 1992 and Japan’s Act on the Protection of Personal Information; and (b) all binding pre-market and post-market guidance issued by the FDA regarding privacy and cybersecurity.

“Data Protection Requirements” shall mean (a) all Data Protection Laws applicable to the Company or any of its Subsidiaries, (b) the Company’s published and posted policies (including if posted on the Company’s or its Subsidiaries’ websites or provided in connection with the Company’s or its Subsidiaries’ products and services) relating to the Company’s Processing of Personal Information and (c) the terms of any Contracts binding on the Company or any of its Subsidiaries concerning the Processing of Personal Information.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“EMA” shall mean the European Medicines Agency or any successor thereto.

“Environmental Law” shall mean all applicable Laws and Orders relating to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, any toxic or hazardous material, substance or waste, or to human health and safety (solely as it relates to exposure to any toxic or hazardous material, substance or waste or contamination in the environment), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated service group” with the Company or any of its Subsidiaries as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any quasi-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA, the EMA and any other similar domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold and urea formaldehyde insulation.

“Health Care Laws” shall mean, to the extent applicable, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of Software, services, equipment, reagents or other materials, (d) non-disclosure agreements, and (e) Contracts between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Subsidiaries, on the other hand.

“Indebtedness” shall mean, with respect to any Person, all Liabilities (including all obligations in respect of principal, interest, penalties, fees and premiums) of such Person or any of its Subsidiaries in respect of (a) any indebtedness for borrowed money (including the issuance of any debt security) to any other Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any other Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than undrawn letters of credit used as security for leases), bank guarantees, surety bonds and similar instruments, (d) obligations under interest rate, currency swap, hedging, cap, collar or future Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired or deferred purchase price of property or services, (f)

all obligations in respect of leases required to be capitalized under GAAP, (g) any securitization transaction or (h) any guaranty of any such Liabilities described in clauses (a) through (g) of any other Person other than a Subsidiary of such first Person (other than, in any case, (i) accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business and (ii) Liabilities solely between such first Person and any of its wholly owned Subsidiaries or solely between any wholly owned Subsidiaries of such first Person (such Liabilities pursuant to this clause (ii), “Intercompany Indebtedness”)).

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, databases, derivative works, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) Internet domain names that are registered with any domain name registrar (“Domain Names”); (e) trade secrets, know how, inventions, invention disclosures, formulae, methods, processes, protocols, specifications, techniques, technology, research and development information, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (“DMFs”), and the like (“Trade Secrets”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; and (g) instantiations of any of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including (a) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof; (c) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime; (d) rights in, arising out of, or associated with Trade Secrets, including rights granted under the Uniform Trade Secrets Act or analogous foreign common Law or statutory regime; (e) any rights associated with regulatory filings and approvals for medicines, medical devices or diagnostics, including regulatory, market or data exclusivity rights; (f) other proprietary rights in intellectual property of every kind and nature; (g) rights of privacy and publicity; (h) any rights in data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists and customer databases); and (i) all U.S. and foreign common Law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal; and provided that no Effect to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether an Intervening Event has occurred: changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or the Company meeting or exceeding any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or the Company meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or facts, unless such changes or facts would otherwise be excepted from this definition of an Intervening Event).

“IRS” shall mean the U.S. Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(c) of the Company Disclosure Letter without investigation or further inquiry and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent without investigation or further inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceeding, in each of (a) and (b) before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Global Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Company; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Company; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, the Company’s subsequent Quarterly Reports on Form 10-Q or the Company’s subsequent Current Reports on Form 8-K; (e) all exceptions, restrictions, imperfections of title, charges and other non-monetary Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or any of its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1); (g) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (h) with respect to leased or non-exclusively licensed personal property or Intellectual Property, the terms and conditions of the lease or license applicable thereto.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” “protected health information,” or “personally identifiable information” under applicable Data Protection Laws.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, sharing, securing, maintenance, consultation, disclosure, retention, linkage, deletion, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean all Domain Names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into, on, through or from the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Share” shall mean each outstanding share of Class A Common Stock or Class B Common Stock.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases related to the foregoing and (d) documentation, specifications, protocols, development tools and other technology used in supporting any of the foregoing categories.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written, bona fide Acquisition Proposal that did not result from a breach in any material respect of Section 5.2 for a transaction or series of related transactions contemplated by clauses (a), (b) or (c) of the definition of “Acquisition Transaction” on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all financial, legal, regulatory, timing and other aspects of such Acquisition Proposal, to be more favorable to the Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty-five percent (25%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than seventy-five percent (75%)” shall be deemed to be references to “less than a majority.”

“Tax” shall mean tax or similar duty, fee or charge imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalty or addition thereto imposed with respect to such amount by such Governmental Authority.

“Tax Return” shall mean any report, declaration, return, information return or statement filed or required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to result in or constitute a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Book-Entry Shares	2.8(c)(ii)
Burdensome Condition	6.2(a)
Canceled Shares	2.7(a)(ii)
Capitalization Date	3.2(a)
Certificate of Merger	2.2
Certificates	2.8(c)(i)
Change of Recommendation Notice	5.3(b)
Closing	2.3
Closing Date	2.3
COBRA	3.13(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.5
Company Board Recommendation Change	5.3(a)
Company Disclosure Letter	Article III

Term	Section Reference
Company Financial Advisor	3.12
Company SEC Reports	3.8(a)
Company Securities	3.2(c)
Company Termination Fee	8.3(c)
Confidentiality Agreement	9.4
D&O Insurance	6.8(c)
DGCL	Recitals
Dissenting Shares	2.7(c)(i)
Domain Names	1.1
Effect	1.1
Effective Time	2.2
Enforceability Exceptions	3.4
Exchange Fund	2.8(b)
FDA Permits	3.22(b)
Final Exercise Date	2.7(f)
Final Offering Periods	2.7(f)
Foreign Antitrust Laws	3.7
Indemnified Persons	6.8(a)
Indemnified Proceeding	6.8(b)
Intercompany Indebtedness	1.1
Inventions	1.1
Letter of Transmittal	2.8(c)(i)
Material Contract	3.21
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
New Plans	6.9(c)
Old Plans	6.9(c)
Option Consideration	2.7(d)
Parent	Preamble
Parent Termination Fee	8.3(d)
Paying Agent	2.8(a)
Payor	2.8(e)
Plans	3.13(a)
Proxy Statement	6.1(a)
Real Property Leases	3.20(b)
RSU Consideration	2.7(e)
Solvent	4.10
Stockholder Approval	3.6
Stockholders Meeting	6.1(c)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder (whether or not the definition of such statute or Law includes a reference to such amendments, rules or regulations).

(m) Except as otherwise specified, (i) references to any Person include the successors and permitted assigns of that Person, and (ii) references from or through any date mean from and including or through and including, respectively.

(n) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(o) Where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including in the case of “made available” to Parent, Merger Sub or their Representatives, material that has been posted in the “virtual data room” established by the Company at least one day prior to the date hereof.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to the applicable provisions of the DGCL.

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the third (3rd) Business Day after the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

2.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.8(a), by virtue of the Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.8(a), the parties hereto shall take all necessary action such that the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Exhibit B hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall be the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) Shares. Each Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Shares and (B) Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $172.50 (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 2.8(d), upon compliance with the procedures set forth in Section 2.8 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Canceled Shares. Each Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (“Canceled Shares”), shall be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub immediately prior to the Effective Time shall thereafter be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date of this Agreement until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the Option Consideration and the RSU Consideration), as the case may be, shall be appropriately adjusted to reflect such event and provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.7(b) shall be, or be deemed to be, an exception to the Company’s obligations pursuant to Section 5.1.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding and held by Company Stockholders as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such Company Stockholder will be entitled to receive such consideration as may be determined to be due to such Company Stockholders in respect of such Dissenting Shares pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 2.8(d), upon the terms and conditions hereof, including the surrender of the certificate or certificates, if any, evidencing such Shares in the manner provided in Section 2.8 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Shares and (B) the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle or otherwise negotiate any such demands, or agree to do any of the foregoing, in respect of Dissenting Shares.

(d) Company Options. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Company Option immediately prior to the Effective Time, by (y) an amount equal to (A) the Merger Consideration, less (B) the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option), subject to any applicable withholding Taxes pursuant to Section 2.8(d); provided, however, that any such Company Option with respect to which the applicable per share exercise price of such Company Option is equal to or greater than the Merger Consideration shall be canceled without consideration therefor. Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each of the holders of Company Options the applicable Option Consideration (subject to any applicable withholding Taxes pursuant to Section 2.8(d)) as promptly as practicable thereafter (and in no event later than the next regularly scheduled payroll date at least five (5) Business Days after the Effective Time).

(e) Company RSU Awards. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Company RSU Award immediately prior to the

Effective Time, by (y) the Merger Consideration (the “RSU Consideration”), subject to any applicable withholding Taxes pursuant to Section 2.8(d). Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of Company RSU Awards the applicable RSU Consideration (subject to any applicable withholding Taxes pursuant to Section 2.8(d)) as promptly as practicable thereafter (and in no event later than the next regularly scheduled payroll date at least five (5) Business Days after the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code and that cannot be settled in connection with the Effective Time without incurring penalties under Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award (or an earlier permissible date) if required in order to comply with Section 409A of the Code.

(f) Company ESPP. The Company Board (or, if appropriate, the committee administering the Company ESPP) will pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to provide that (i) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement. If the Effective Time occurs: (i) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Class A Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Class A Common Stock, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.7(a); or (ii) after the end of both of the Final Offering Periods, all amounts allocated to each participant’s account under the Company ESPP at the end of each of the Final Offering Periods shall thereupon be used to purchase whole shares of Class A Common Stock under the terms of the Company ESPP for such offering period, which shares of Class A Common Stock, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.7(a). As promptly as practicable following the purchase of shares of Class A Common Stock in accordance with the foregoing clauses (i) or (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall designate and appoint a United States bank or trust company reasonably acceptable to the Company to act as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article II (the “Paying Agent”).

(b) Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration or RSU Consideration) (such cash amount being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(f). No investment or losses thereon shall affect the consideration to which holders of Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Shares and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of the Shares represented by such Certificates as of immediately prior to the Effective Time shall be entitled to receive the Merger Consideration for each such Share formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 2.8(d)), and any Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer

Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder in whose name the Certificate so surrendered is registered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company immediately prior to the Effective Time, an executed Letter of Transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms hereof. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company immediately prior to the Effective Time whose Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 2.8(d)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 2.8(d)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Shares.

(d) Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably concludes it is required to deduct or withhold under applicable Law with respect to the making of such payment. If the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, so deducts or withholds amounts and pays over such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation, as the case may be, made such deduction or withholding.

(e) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any Person shall be liable to a holder of Shares as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates that represented Shares or Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8(f) shall thereafter look for payment of the Merger Consideration payable in respect of the Shares formerly represented by such Certificates or such Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Shares represented by Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Article II, except for Certificates representing, and Book-Entry Shares that constitute, Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Shares. The Merger Consideration paid to Company Stockholders in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares held by such Company Stockholders immediately prior to the Effective Time, except for Certificates representing, and Book-Entry Shares that constitute, Dissenting Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Shares that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (y) as disclosed in any Company SEC Reports filed with or furnished to the SEC on or after January 1, 2022 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements and Market Data” and other disclosures, in each case, to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), it being understood that any matter disclosed in such filings shall not be deemed disclosed for the purposes of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.4 or Section 3.10(a) of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to have such power that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or to have a Company Material Adverse Effect. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or to have a Company Material Adverse Effect.

(b) The certificate of incorporation and bylaws of the Company filed as exhibits to the Company SEC Documents are true, correct and complete copies as of the date hereof. The Company is in compliance with the provisions of the certificate of incorporation and bylaws of the Company, except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or to have a Company Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 650,000,000 Shares, consisting of 500,000,000 shares of Class A Common Stock and 150,000,000 shares of Class B Common Stock, and 100,000,000 shares of Company Preferred Stock. At the close of business on July 25, 2023 (the “Capitalization Date”), (i) 33,344,460 shares of Class A Common Stock were issued and outstanding, (ii) 4,515,246 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) no shares of Class A Common Stock were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Shares or other Company Securities except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options, or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 6,956,455 Shares were subject to issuance pursuant to outstanding Company Options (assuming satisfaction of any applicable performance conditions), (ii) 1,118,092 Shares were subject to issuance pursuant to outstanding Company RSU Awards (assuming satisfaction of any applicable performance conditions), (iii) 1,758,359 Shares were reserved for future issuance under the Company Stock Plan, and (iv) 477,532 Shares were reserved for future issuance under the Company ESPP. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the Company Stock Plan or the Company ESPP, as applicable, and applicable award agreements. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant of such Company Option and all such Company Options are exempt from Section 409A of the Code. Each Company Stock Award may by its terms be treated in accordance with Section 2.7 of this Agreement.

(c) Except for the Company Stock Awards and as set forth in this Section 3.2, as of the close of business on the Capitalization Date, there are no outstanding (i) shares of capital stock in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (iii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company, or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, the Company or any obligation of the Company to issue any of the foregoing (the items in each of clauses (i), (ii), (iii) and (iv) “Company Securities”).

(d) As of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company to purchase, redeem or otherwise acquire any Company Securities, (ii) there were no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company, and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization and the percentage of the outstanding equity or ownership interest of each such Subsidiary owned by the Company and each of the other Subsidiaries of the Company. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(b) Each Subsidiary of the Company is duly organized and validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such Subsidiary is duly qualified and in good standing as a foreign entity to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and is owned by the Company, directly or indirectly, and are free of preemptive rights. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or any obligation of the Company or its Subsidiaries to issue any of the foregoing (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6 and, with respect to the Merger, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6 and, with respect to the Merger, subject to obtaining the Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. Assuming the accuracy of the representation set forth in the first sentence of Section 4.6, this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

3.5 Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (b) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders, and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that this Agreement be adopted by the Company Stockholders (the matters described in clauses (a) through (d), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 5.3, have not been rescinded, modified or withdrawn in any way.

3.6 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the affirmative vote of the holders of a majority of the voting power of all Shares entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.7 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 4.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or by which any of its assets are bound (assuming receipt of the Stockholder Approval), except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or to have a Company Material Adverse Effect.

3.8 Reports; Financial Statements.

(a) Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Since January 1, 2022, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports since January 1, 2022 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, in each case, in conformity with GAAP (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company and its Subsidiaries maintain, and at all times since January 1, 2022, have maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s and its Subsidiaries’ system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company and its Subsidiaries maintain and since January 1, 2022, have maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Except for matters resolved prior to the date hereof, since January 1, 2022 (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.9 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities, except for (a) liabilities disclosed on the Company’s audited balance sheet as of December 31, 2022, including the notes thereto, including in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, (b) for liabilities incurred in the ordinary course of business since January 1, 2023, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder), and (d) for liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

3.10 Absence of Certain Changes.

(a) Since March 31, 2023 through the date of this Agreement, the Company has not suffered any Company Material Adverse Effect.

(b) Since March 31, 2023 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) none of the Company or any of its Subsidiaries has taken or omitted to take any action which, if taken or omitted to be taken after the date of this Agreement and prior to the Closing Date without the prior written consent of Parent, would constitute a breach of Section 5.1(y)(i), Section 5.1(y)(ii), Section 5.1(y)(iii), Section 5.1(y)(iv), Section 5.1(y)(v), Section 5.1(y)(vi), Section 5.1(y)(vii), Section 5.1(y)(x), Section 5.1(y)(xiv)(E), Section 5.1(y)(xv), Section 5.1(y)(xvii), Section 5.1(y)(xviii) or Section 5.1(y)(xx).

3.11 Proxy Statement.

(a) The Proxy Statement, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the Proxy Statement is first mailed to Company Stockholders and at the time of the Stockholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.12 Brokers; Certain Expenses. Except for the advisor set forth on Section 3.12 of the Company Disclosure Letter (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker, or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, its Subsidiaries or any of their respective officers, directors or employees.

3.13 Employee Benefit Matters/Employees.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive or other compensatory plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or Liability, excluding (x) any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its Affiliates contributes pursuant to applicable Law and (y) any Multiemployer Plan (collectively, the “Plans”), other than (1) any Plan that is an employment offer letter or employment agreement or individual independent contractor that is terminable upon no more than ninety (90) days’ notice without further Liability (or such other period provided by applicable Law) and does not provide any retention, change in control or severance payments or benefits or (2) any Plan that is an award agreement with respect to the Company Securities described in Section 3.2(b) that does not materially deviate from the forms of award agreements that have been made available to Parent and Merger Sub. With respect to the Plans listed on Section 3.13(a) of the Company Disclosure Letter, to the extent applicable, true, correct and complete copies of the following have been made available to Parent and Merger Sub by the Company: (A) the written Plan document, if applicable, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; and (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, (ii) each Plan and any related trust complies and has been maintained and administered in compliance with ERISA, the Code and other applicable Laws and (iii) other than routine claims for benefits, there are and have been no Legal Proceedings, governmental audits or investigations that are pending against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or an ERISA Affiliate has, during the past six (6) years, sponsored, maintained or contributed to, or has any actual or contingent liability under, any Plan that is a Multiemployer Plan or a plan subject to Title IV of ERISA or Section 412 of the Code.

(d) No Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law or (ii) coverage through the end of the calendar month in which a termination of employment occurs.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any payment of compensation or benefits; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such employee, consultant or director; or (iv) result in any payment that would reasonably be expected to be considered an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to any gross-up or other payment from the Company or any of its Subsidiaries in respect of any Tax imposed under Section 4999 or 409A of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2022, the subject of any Legal Proceeding alleging that the Company or such Subsidiary has engaged in any unfair labor practice under any Law and (ii) there is no pending labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions, works councils or similar labor organizations representing any employee of the Company or any of its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages. Since January 1, 2022, none of the Company or any of its Subsidiaries has effectuated a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988).

(h) Since January 1, 2022, there have been no material allegations of sexual harassment by or against any current of former director, officer or employee of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has any requirement to provide notice to, or to enter into any consultation procedure with, any labor union or works council in connection with the execution of this Agreement or the transactions contemplated hereby.

3.14 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current former officer or director of the Company or any of its Subsidiaries, in such individual’s capacity as such, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by them under applicable Law (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are complete and accurate in all material respects. The Company and its Subsidiaries have paid all Taxes due and owing (A) that are reflected on such Tax Returns or (B) for which they are otherwise liable (including as a transferee or successor, or by contract or pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law)). Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (including as described in clause (B) of the preceding sentence).

(ii) To the Knowledge of the Company, there are no pending or threatened audits, examinations, assessments or other proceedings by or before any Governmental Authority in respect of Taxes of the Company or its Subsidiaries, and the Company and its Subsidiaries have not received written notice of any such audits, examinations, assessments or other proceedings. No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any of its Subsidiaries, which deficiency has not been paid, settled or withdrawn.

(iii) The Company and its Subsidiaries have withheld and paid over to the applicable Governmental Authorities all Taxes required to have been withheld and paid over by them in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder. To the extent that the Company or any of its Subsidiaries has applied any reduced or zero rate of withholding, it holds complete, accurate and contemporaneous documentation supporting such rate.

(b) None of the Company and its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(c) The Company and its Subsidiaries have not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(d) Neither the Company nor any of its Subsidiaries has received any material written rulings or determinations from a taxing authority that would reasonably be expected to be relevant to any open or future taxable year of the Company or any of its Subsidiaries.

(e) No material Liens for Taxes exist with respect to any assets or properties of the Company or its Subsidiaries, except for Permitted Liens.

(f) Parent and Merger Sub agree and acknowledge that this Section 3.15 and Sections 3.8, 3.9, and 3.13 constitute all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree and acknowledge that the Company does not make any representation or warranty with respect to the existence, amount or usability of any Tax attributes of the Company or its Subsidiaries, including net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

3.16 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries is not, and since January 1, 2022, has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected and, since January 1, 2022 through the date hereof, the Company and its Subsidiaries have not been given written notice of, or been charged with, any unresolved violation of any Law; (b) the Company and each of its Subsidiaries has all Permits required to conduct its businesses as currently conducted and such Permits are valid and in full force and effect; (c) the Company and each of its Subsidiaries has not since January 1, 2022 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with all applicable Environmental Laws;

(b) the Company and each of its Subsidiaries has obtained all Permits required under Environmental Laws for the conduct of its business and is, and at all times since January 1, 2022, has been, in compliance with the terms and conditions of such Permits;

(c) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(d) the Company and its Subsidiaries have not since January 1, 2022 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company or any of its Subsidiaries relating to or arising under Environmental Laws;

(e) none of the Company or any of its Subsidiaries has received any written notice of potential responsibility, or is otherwise subject to any liability or obligation, under Environmental Laws with respect to any Release of Hazardous Substances at any third party location; and

(f) there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company or any of its Subsidiaries.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as otherwise indicated, the Company or one of its Subsidiaries is the exclusive owner, a co-owner, or a licensee of all material Company Registered Intellectual Property Rights set forth in Section 3.18(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Person who is or was an employee or contractor of the Company or its Subsidiaries and who is or was involved in the creation or development of any material Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries has executed a valid agreement containing a presently effective assignment to the Company or its Subsidiaries of such employee’s or contractor’s rights to such material Intellectual Property.

(c) To the Knowledge of the Company, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries has received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or any of its Subsidiaries currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the date that is six (6) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries as is currently conducted, or the Company Products, infringe or misappropriate the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company, its Subsidiaries nor any of the Company Products has infringed upon or misappropriated (or will infringe upon or misappropriate, upon the commercialization or use of any Company Products as such Company Products currently exist), the valid and enforceable Intellectual Property Rights of any third party.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable security or other measures to maintain the confidentiality of the Trade Secrets included in the Company Intellectual Property Rights and Trade Secrets included in Intellectual Property Rights licensed to the Company, including reasonable measures against unauthorized disclosure, (ii) to the Knowledge of the Company, such Trade Secrets included in the Company Intellectual Property Rights have not been disclosed to any Person except pursuant to written non-disclosure agreements and (iii) to the Knowledge of the Company, such Trade Secrets included in the Intellectual Property Rights licensed to the Company have not been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to written non-disclosure agreements.

(f) None of the material Company Intellectual Property Rights and, to the Knowledge of the Company, any material Intellectual Property Rights licensed to the Company are subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing of any such material Company Intellectual Property Rights by the Company or any of its Subsidiaries.

(g) To the Knowledge of the Company, no third party is currently infringing or misappropriating any material Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(h) Except as stated in patents and patent applications of the Company Registered Intellectual Property Rights that a particular invention was made with government support awarded by a federal agency, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no funding, facilities or personnel of any Governmental Authority was used in the development of any Company Intellectual Property and (ii) none of the Company Intellectual Property Rights covers a ”subject invention” under the Bayh-Dole Act.

(i) The Company and its Subsidiaries use reasonable best efforts designed to protect, preserve and maintain the secrecy and confidentiality of all Company Software and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any confidential Company Software, wherein such unauthorized disclosure or use is attributable to the Company or any of its Subsidiaries, since the date that is three (3) years prior to the date hereof. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, the current version, and all prior versions still commercially supported by the Company and its Subsidiaries, of Company Owned Software included in the Company Products or the websites maintained by the Company and its Subsidiaries.

3.19 Data Privacy and Security.

(a) Since January 1, 2022, the IT Systems have not suffered any material failures and the Company and its Subsidiaries have implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of confidential information stored in the IT Systems. Since January 1, 2022, to the Knowledge of the Company, there have been no actual or alleged unauthorized intrusions or breaches of the security of the IT Systems, including any breach resulting in the payment of ransom to a malicious party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Owned Software and, to the Knowledge of the Company, any other Company Software and the IT Systems, as applicable, (i) operate and perform in accordance with their documentation and functional specifications and as otherwise required by the Company and its Subsidiaries in connection with the conduct of their businesses, (ii) operate and perform as is necessary to conduct the businesses of the Company and its Subsidiaries in substantially the same manner in which they are currently being conducted, and are sufficient for the current needs of the business and operations of the Company and its Subsidiaries, (iii) since January 1, 2022, have not malfunctioned or failed in a manner that has had an adverse impact on the Company or any of its Subsidiaries and (iv) to the Knowledge of the Company, are free from material bugs and other defects, including (A) any virus, “trojan horse,” worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm such Company Owned Software, the IT Systems or data, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, or (C) other malicious code that is intended to disrupt or disable such Company Owned Software or IT Systems. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan.

(b) Since January 1, 2022, the Company and each of its Subsidiaries (i) is and has been in compliance with applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) has used reasonable best efforts to protect the confidentiality, integrity, availability and security of Personal Information that the Company and its Subsidiaries (or any Person acting on behalf of the Company or its Subsidiaries) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, modification, processing, transmission or destruction of or access to such Personal Information by any other Person, and (iii) has not been legally required to provide any notices to any Person in connection with a disclosure of Personal Information or non-public information, nor has the Company or any of its Subsidiaries provided any such notice. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, there have been no violations or outages of, or, to the Knowledge of the Company, access to, breaches or unauthorized uses of Personal Information maintained by the Company or any of its Subsidiaries that would require notification of individuals, law enforcement or any Governmental Authority under any Data Protection Law that is applicable to the Company or its Subsidiaries. Since January 1, 2022 until the date hereof, neither the Company nor any of its Subsidiaries has received written communication or claim from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any Data Protection Laws, and no such claim is pending, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, Personal Information collected, stored and processed by the Company and its Subsidiaries can be used after the Closing Date in the manner substantially the same as currently used by the Company and its Subsidiaries and there are no material contractual restrictions with respect to such Personal Information that would restrict Parent’s or its Affiliates’ right to retain, use and disclose such Personal Information for its own purposes in compliance with the Data Protection Requirements after the Closing Date.

3.20 Real Property.

(a) The Company and its Subsidiaries do not own, and have never owned, any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each material lease, sublease, license, occupancy agreement and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) is valid and binding on the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or its Subsidiary party thereto as the tenant, subtenant or licensee thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or its Subsidiary party thereto or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold, subleasehold or license interest in each parcel of real property leased, subleased or licensed by it, free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries party thereto has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases neither the Company nor any of its Subsidiaries party thereto has subleased, licensed or granted to any third party a right to use or occupy all or any portion of any property subject to the Real Property Leases; and (vi) neither the Company nor any of its Subsidiaries party thereto has collaterally assigned or granted any security interest in any Real Property Lease (other than Permitted Liens).

3.21 Material Contracts.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments, or contingent obligations that upon satisfaction of certain conditions precedent will result in aggregate payments, by the Company or any of its Subsidiaries, or aggregate payments payable to the Company or any of its Subsidiaries, under such Contract, of more than $5,000,000 in the most recent fiscal year or in any fiscal year thereafter (including by means of milestone or royalty payments), other than Contracts made in the ordinary course of business consistent with past practice;

(iii) contains covenants that limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area;

(iv) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) provides for (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts, or (B) the joint development of products or technology with a third party;

(vi) provides for the license by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate in respect of such agreement;

(viii) constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $5,000,000 in any prospective twelve (12) month period;

(ix) is a Real Property Lease with annual rent payments of $100,000 or more;

(x) with any Governmental Authority;

(xi) with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than the Company or any of its Subsidiaries) or immediate family members (other than offer letters that can be terminated at will without severance obligations and contracts pursuant to Company Stock Awards);

(xii) relates to indebtedness for borrowed money (other than Intercompany Indebtedness) having an outstanding principal amount in excess of $5,000,000;

(xiii) provides for indemnification or guarantee of the obligations of any other Person outside the ordinary course of business that would be material to the Company; and

(xiv) involves the settlement of any pending or threatened claim, action or proceeding which requires payment obligations after the date hereof, in excess of $2,500,000, or contains obligations or limitations on the conduct of the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (xiv) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, and (ii) the Company or its Subsidiary party thereto has complied with all obligations required to be performed or complied with by it under each Material Contract, (iii) there is no default under any Material Contract by the Company or its Subsidiary party thereto, or, to the Knowledge of the Company, by any other party thereto, and (iv) to the Company’s Knowledge, the Company or its Subsidiary party thereto has not received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder.

3.22 Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and since January 1, 2022, has been, in compliance with all Laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company or any of its Subsidiaries is bound or affected, including, but not limited to, the Health Care Laws, (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Laws, and (iii) since January 1, 2022, neither the

Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective employees, officers, directors or third parties that the Company or any of its Subsidiaries has engaged to provide services, has been excluded, suspended or debarred from participation in any United States federal or state health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension or exclusion.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries hold such Permits of the FDA required for the conduct of their respective businesses as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, (i) all correspondence, minutes, reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company or any of its Subsidiaries have been so filed, maintained or furnished, and (ii) to the Knowledge of the Company, all such correspondence, minutes, reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The clinical and pre-clinical studies conducted or sponsored by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, FDA Permits, Good Clinical Practices requirements (preclinical and clinical), Good Manufacturing Practices and pharmacovigilance.

(e) The Company has made available to Parent and Merger Sub true, correct and complete copies of (i) all material clinical data available as of the date of this Agreement with respect to all preclinical and clinical investigations sponsored by the Company and its Subsidiaries for omaveloxolone, (ii) since the date of FDA approval of omaveloxolone, all material correspondence of the Company and its Subsidiaries with, and research, pre-clinical, clinical and other applicable material reports filed with or submitted to, the FDA (and all summaries of such correspondence or reports to the extent available) with respect to all preclinical and clinical investigations sponsored by the Company and its Subsidiaries for omaveloxolone as of the date of this Agreement, (iii) the Marketing Authorization Application submitted to the EMA for the approval of omaveloxolone, (iv) all material correspondence with respect to the Marketing Authorization Application submitted to the EMA (including with respect to a proposed pediatric trial for omaveloxolone) and (v) the 120 day list of questions from the EMA with respect to the Marketing Authorization Application for omaveloxolone and the Company’s draft proposed responses to such questions.

3.23 Insurance. The Company has delivered or made available to Parent and Merger Sub true, correct and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance, in all material respects, with normal industry practice for companies of similar size and stage of development. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. As of the date hereof, there are no material pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

3.24 Certain Business Practices. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company taken as a whole, none of the Company, any of its Subsidiaries or any of its or their respective directors or officers or, to the Knowledge of the Company, any of its or their respective other employees, representatives or agents (in each case, acting in such capacity on behalf of the Company or any of its Subsidiaries within the meaning of the Foreign Corrupt Practices Act of 1977) has (i) used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect. Since January 1, 2019, none of the Company or any of its Subsidiaries has received any written communication from a Governmental Authority, or have been subject to any Legal Proceeding, that alleges any of the foregoing.

3.25 Opinion of Financial Advisor of the Company. The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $172.50 per Share to be paid to the Company Stockholders taken in the aggregate (other than as set forth in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.26 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.27 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries has outstanding any indebtedness to the Company or any of its Subsidiaries, or is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. The Company acknowledges and agrees on behalf of itself and the Company Related Parties, that, except for the representations and warranties set forth in Article IV (a) none of Parent Related Parties or any other Person makes, or has made, any representations or warranties relating to itself or its business, Parent, Merger Sub, or their respective business or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and no Company Related Party is relying or has relied on any representation or warranty of any Parent Related Party or any other Person except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV of this Agreement, (b) no Person has been authorized by any Parent Related Party to make any representation or warranty relating any Parent Related Party or and of their respective businesses or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by any Company Related Party or any other Person as having been authorized by any Parent Related Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any Company Related Party or any other Person are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub (and have not been relied upon by any Company Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by Parent or Merger Sub with respect to such materials or information in a representation or warranty of Parent or Merger Sub set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents) except for such failure to be in compliance that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Merger Sub, Parent or any of its Subsidiaries are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Merger), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

4.3 Proxy Statement. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act, (ii)

the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound (assuming receipt of the Stockholder Approval).

4.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

4.6 Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, in each case, other than held through a pension or other employee benefit plan or investments through mutual funds or other similar investment vehicles.

4.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options and the Company RSU Awards and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining any financing to consummate the transactions contemplated by this Agreement.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination: (a) the amount of the fair saleable value of the assets of the Surviving Corporation, taken as a whole, exceeds, as of such date, the amount of all Liabilities of the Surviving Corporation, taken as a whole, including contingent and other liabilities, as of such date; (b) the amount of the fair saleable value of the assets of the Surviving Corporation, taken as a whole, is greater than the amount that will be required to pay the probable Liabilities of the Surviving Corporation, taken as a whole (including contingent liabilities), as such debts and other Liabilities become absolute and matured; (c) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (d) the Surviving Corporation will be able to pay its Liabilities, including contingent and other liabilities, as they mature.

4.11 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement and the Support Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares or (ii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees (in each case on behalf of Parent, Merger Sub, each of their respective Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent, Merger Sub or any of their respective Affiliates and any Representative of any of the foregoing (collectively, the “Parent Related Parties”)), that, except for the representations and warranties set forth in Article III (a) none of the Company, any Affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (collectively, the “Company Related Parties”) or any other Person makes, or has made, any representations or warranties relating to itself or its business, the Company or its business or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and no Parent Related Party is relying or has relied on any representation or warranty of any Company Related Party or any other Person except for the representations and warranties of the Company expressly set forth in Article III of this Agreement, (b) no Person has been authorized by any Company Related Party to make any representation or warranty relating any Company Related Party or and of their respective businesses or any other matter in connection with the entry into this Agreement, the Merger and the other transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by any Parent Related Party or any other Person as having been authorized by any Company Related Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any Parent Related Party or any other Person are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by any Parent Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in a representation or warranty of the Company set forth in Article III.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law (including any COVID-19 Measures or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts of war or sanctions, including in connection with the current dispute involving the Russian Federation and Ukraine), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company and each of its Subsidiaries will use its reasonable best efforts to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company and each of its Subsidiaries will use its reasonable best efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or its Subsidiaries; provided, that during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measures, the Company and its Subsidiaries may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s and its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, that the Company or any of its Subsidiaries may take such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to acts of war or sanctions, including in connection with the current dispute involving the Russian Federation and Ukraine, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to its certificate of incorporation or bylaws or other similar organizational documents;

(ii) adopt or implement any stockholder rights plan or similar arrangement;

(iii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Company Subsidiary Securities, other than Shares issuable with respect to the exercise, vesting, settlement of or purchases with respect to Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement;

(iv) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities or Company Subsidiary Securities, other than (A) as provided by the Company Stock Plan pursuant to its existing terms, or (B) the satisfaction of exercise price and/or Tax withholding obligations in connection with the purchase, vesting, exercise and/or settlement of any Company Stock Award pursuant to its existing terms;

(v) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, except for dividends or distributions by any of the Company’s wholly owned Subsidiaries;

(vi) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than, in each case, capital expenditures in accordance with subclause (xiv) below and any acquisition of assets, including active pharmaceutical ingredients and other supplies, in the ordinary course of business consistent with past practice) for consideration in excess of $5,000,000, individually or in the aggregate, (B) sell, lease, or otherwise dispose of any assets with a fair market value in excess of $5,000,000, individually or in the aggregate, except (1) pursuant to Contracts or commitments existing as of the date of this Agreement, (2) sales of products or services in the ordinary course of business consistent with past practice, (3) Incidental Contracts, (4) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, (5) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (6) dispositions or abandonments of immaterial tangible assets in the ordinary course of business consistent with past practice, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vii) (A) sell, transfer, license, sublicense, assign, cancel, fail to renew, fail to defend, fail to maintain in the ordinary course of business, abandon or otherwise dispose of or grant any covenant-not-to-sue under any material Company Intellectual Property or any Company Product, except for (1) Incidental Contracts and (2) non-exclusive licenses entered into in the ordinary course of business to contract manufacturers or contract research organizations, or (B) disclose to any third party, other than under a confidentiality agreement or to representatives of Parent, any material Trade Secrets included in the Company Intellectual Property Rights;

(viii) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an amount not to exceed $5,000,000 in the aggregate;

(x) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s or any of its Subsidiaries’ governing documents or existing indemnification obligations) or capital contributions to, or investments in, any other Person in excess of $2,500,000, except for (A) advancement of expenses under any indemnification agreement or the governing documents of the Company or any of its Subsidiaries and (B) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in the Company’s wholly owned Subsidiaries;

(xi) form any Subsidiary, acquire any equity interest in any other Person or enter into any joint venture, partnership, collaboration or similar arrangement;

(xii) change, in any material respect, any financial accounting methods, principles, practices, policies or procedures used by it, except as required by GAAP or applicable Law;

(xiii) (A) adopt, change or request to change any Tax accounting method or period with respect to material Taxes (other than in the ordinary course of business); (B) make, change or revoke any material Tax election (other than in the ordinary course of business); (C) amend or refile any material Tax Return; (D) consent to the extension or waiver of the statutory period of limitations applicable to any material Taxes (other than pursuant to an automatic extension of the due date for filing a Tax Return); (E) settle or compromise any material Tax proceeding or liability; (F) surrender any claim to a material Tax refund; (G) request any Tax ruling; or (H) prepare or file any U.S. federal income or other material Tax Return in a manner that is inconsistent with the treatments set forth on Section 5.1(y)(xiii) of the Company Disclosure Letter or materially inconsistent with past practice;

(xiv) except as required by applicable Law or required by a Plan in effect on the date hereof pursuant to its existing terms, (A) enter into any Plan or Contract providing for, or pay any, new change in control, retention, severance or termination pay, (B) grant any Company Stock Awards, (C) grant any increases in, or accelerate the vesting, payment or funding of, compensation or benefits payable to any employee, consultant, officer or director, (D) adopt, enter into, materially amend or terminate any material Plan or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan;

(xv) hire or terminate any employee with an annual salary in excess of $400,000, other than a termination for cause (as determined consistent with past practice);

(xvi) enter into any collective bargaining or similar labor Contract;

(xvii) make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the Capital Expenditure Budget for the relevant fiscal year and (B) any unbudgeted capital expenditure, not to exceed, in each of the fiscal years ending December 31, 2023 and December 31, 2024, an aggregate amount for such fiscal year of $5,000,000;

(xviii) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 6.11 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $2,500,000 individually or $5,000,000 in the aggregate;

(xix) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, except for any statement of work issued under an existing Material Contract, in each case not in excess of $2,500,000 individually; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or waive, release or assign any material rights or material claims thereunder;

(xx) subject to any Lien (other than Permitted Liens) any material right or other material asset or property;

(xxi) enter into any Contract that by its terms would purport to bind Parent or its Affiliates (other than, following the Closing, the Company or any of its Subsidiaries);

(xxii) exercise options under any collaboration agreements relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights with respect to any Company Product to which such collaboration agreement exists; or

(xxiii) authorize, offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by applicable Law, the Company shall keep Parent informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event and any material governmental inquiries or investigations), discussions or negotiations relating to the Company Products between or with the FDA or the EMA.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its directors and officers not to, nor shall it authorize or knowingly permit any of its other Representatives to, and shall direct and use its reasonable best efforts to cause such other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub), or any Representative thereof, any information, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, or with the intent to facilitate, the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.2), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.2(c)), (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its directors and officers to, and shall direct and use its reasonable best efforts to cause its other Representatives to, cease and cause to be terminated, and shall not authorize or knowingly permit any of its other Representatives to continue, any and all discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives), or any Representative thereof, conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Within twenty four (24) hours after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic data room relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) during the twelve (12) months prior to the date hereof relating to a potential Acquisition Proposal promptly return to the Company or destroy pursuant to the terms of such confidentiality agreement all documents and materials containing confidential information of the Company that has been furnished by the Company or any of its Representatives to such Person.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, within twenty four (24) hours following receipt of an Acquisition Proposal, or request for information or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, the Company shall (i) provide Parent with written notice of such Acquisition Proposal, request for information, inquiry, proposal or offer, and (ii) communicate to Parent the material terms and conditions of such Acquisition Proposal, request for information, inquiry, proposal or offer (including any subsequent amendment thereto) and the identity of the Person making such Acquisition Proposal, request for information, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Acquisition Proposal, request for information or inquiry, proposal or offer, and shall, within twenty four (24) hours of receipt or delivery thereof, provide Parent with unredacted copies of all writings or media containing any material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Acquisition Proposal, request for information, inquiry, proposal or offer and any financing commitments relating thereto. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, if at any time prior to receipt of the Stockholder Approval, the Company or any of its Representatives has received a bona fide, written Acquisition Proposal from any Person or group of Persons that did not result from a breach in any material respect of this Section 5.2, then if the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (i), (ii) or (iii) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (i) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons (provided that the Company shall substantially concurrently provide to Parent a copy of such Acceptable Confidentiality Agreement), (ii) engage in discussions to clarify the terms and conditions of, or furnish information with respect to the Company to, the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (iii) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Within twenty four (24) hours of such determination of the Company Board, and in any event, prior to the Company first taking any of the actions described in clauses (i), (ii) or (iii) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of such determination of the Company Board made pursuant to the immediately preceding sentence. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or explicit or implicit standstill obligations (or any similar agreement) to which the Company is a party relating to any possible Acquisition Proposal and shall enforce the provisions of any such obligations or agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any such release or waiver promptly following, but in any event within twenty four (24) hours of, such release or waiver.

5.3 Company Board Recommendation.

(a) Subject to Section 5.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders, (iv) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance by the Company Stockholders of such tender offer or exchange offer, or (v) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 5.3(c)(i) or any substantially similar communication to either of the foregoing, shall not be deemed to be a Company Board Recommendation Change or otherwise be prohibited under the terms of this Agreement, provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 5.3.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to receipt of the Stockholder Approval, the Company Board may (i) in response to (x) the receipt of a bona fide, written Acquisition Proposal received after the date hereof that did not result from a breach in any material respect of Section 5.2, or (y) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to a bona fide, written Acquisition Proposal received after the date hereof that did not result from a breach in any material respect of Section 5.2, enter into a definitive agreement implementing such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii), provided that (A) the Company Board (determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) the Company provides written notice to Parent at least three (3) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii), and (E) no earlier than the end of such three (3) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of (x) the receipt of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the terms or conditions of such Acquisition Proposal or (y) the occurrence of an Intervening Event, in the event of any change with respect to such Intervening Event, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two (2) Business Days.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 5.3.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), the Company shall prepare and file with the SEC the preliminary proxy statement (as amended or supplemented, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon (and in any case no later than 24 hours after) the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall consider in good faith all such comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Except in connection with a Company Board Recommendation Change expressly permitted by Section 5.3(b), no amendment or supplement to the Proxy Statement shall be made by the Company without the prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) No later than the second (2nd) Business Day following the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. The Company shall (i) as promptly as practicable after the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) commence mailing the Proxy Statement to the Company Stockholders as promptly as reasonably practicable after the filing of the Proxy Statement with the SEC. The Company will schedule the Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement (or, if the Company’s nationally recognized proxy solicitor advises that thirty (30) days from the date of mailing the Proxy Statement is insufficient time to submit and obtain Stockholder Approval, such later date to which Parent consents in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed)).

(d) Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to postpone or adjourn the Stockholders Meeting if, but only if, (i) the Company is unable to obtain a quorum of the Company Stockholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of the Company Stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required (A) by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or (B) to allow for the dissemination of any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law or (iii) the Company is required to do so by a court of competent jurisdiction in connection with any Legal Proceeding commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders relating to this Agreement or the transactions contemplated hereby. The Company may (and will, if directed by Parent) postpone or adjourn the Stockholders Meeting if there are not sufficient affirmative votes in person or by proxy at such Stockholders Meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval; provided that the Stockholders Meeting shall not be adjourned or postponed for more than ten (10) Business Days in the case of any individual adjournment or postponement or more than thirty (30) Business Days in the aggregate; provided, further, that in no event shall the Company be required to adjourn or postpone the date of the Stockholders Meeting by more than ten (10) Business Days from the original date of the Stockholders Meeting if it would require the Company to change the record date of the Stockholders Meeting, re-solicit proxies already delivered to the Company or mail amended, supplemental or supplemented proxy material in connection therewith. In no event shall the record date of the Stockholders Meeting be changed without Parent’s prior written consent, not be unreasonably withheld, conditioned or delayed. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement shall be considered at the Stockholders Meeting. Except to the extent a Company Board Recommendation Change expressly permitted by Section 5.3(b) has been effected, (1) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (2) the Company shall use its reasonable best efforts to solicit votes of the Company Stockholders in favor of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, but subject to Section 5.3(b) and the Company’s right to terminate this Agreement under the circumstances set forth in Section 8.1(c)(ii), the Company agrees that its obligations pursuant to this Section 6.1(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or by any Effect constituting or that could constitute an Intervening Event. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.

6.2 Reasonable Best Efforts.

(a) Except as otherwise provided under Section 5.2 or Section 5.3, and subject to Section 6.3, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable after the date of this Agreement; (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 6.3), (iv) obtain all necessary or appropriate Consents under any Material Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. In addition to the foregoing, except as otherwise provided under Section 5.2 or Section 5.3, and subject to Section 6.3, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, materially delaying or materially impairing the ability of such party to consummate the Merger or the other transactions contemplated hereby. Notwithstanding anything to the contrary herein, (i) the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract and (ii) Parent and its Affiliates shall not be required to, and, without the prior written consent of Parent, the Company shall not and shall cause its Subsidiaries not to, (A) take any action, or commit to take any action, or agree to any condition or restriction relating to the business, assets, liabilities, rights, obligations, relationships, results of operations, financial condition or operations of, or otherwise limit in any way or to any extent the full exercise of any rights of ownership of, (1) any of Parent, Merger Sub or any of their respective Affiliates or (2) omaveloxolone, (B) take any action, or commit to take any action, or agree to any condition or restriction that has or would reasonably be expected to have an impact on the business, assets, liabilities, rights, obligations, relationships, results of operations, financial condition or operations of, or otherwise limit in any way or to any extent the full exercise of any rights of ownership of the Company or any of its Subsidiaries, in each case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole, or (C) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority to do any of the foregoing, in each case, in connection with this Agreement or the transactions contemplated hereby (each of the items described in this clause (ii), a “Burdensome Condition”).

(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire or purchase (or agree to acquire or purchase), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (B) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the

Merger or the other transactions contemplated hereby, or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would or would reasonably be expected to (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (B) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby.

6.3 Antitrust Obligations.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) business days following the date of this Agreement (unless a later date is mutually agreed between the parties). Subject to the last sentence of Section 6.3(b), each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that may be required or requested by the FTC or the DOJ, and (iv) subject to the proviso of this sentence, take any and all actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of the Company or Parent and (B) cooperating with each other and using their respective reasonable best efforts to oppose, contest and resist fully and vigorously any Legal Proceeding, including by defending through litigation, pursuing vigorously all available avenues of administrative and judicial appeal and seeking to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Merger or the other transactions contemplated hereby, in each case, as may be required in order to enable the consummation of the Merger and the other transactions contemplated by this Agreement, and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of prohibiting, preventing or restricting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that neither Parent nor the Company shall be required to take any of the actions set forth in the foregoing clause (A) unless the action is conditioned on the consummation of the transactions contemplated hereby; provided, further, for the avoidance of doubt, that nothing in this Section 6.3 shall require Parent or any of its Affiliates, or, without the prior written consent of Parent, permit the Company or any of its Subsidiaries, to take any action or agree to take any action that would result in the imposition of a Burdensome Condition.

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and substantive conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such substantive meetings and substantive conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Sections 7.1(b) and 7.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis and redacted for legal privilege to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information. Notwithstanding anything to the contrary herein, if Parent and the Company disagree with respect to strategy, Parent shall have the right to direct and control all strategy in connection with obtaining any actions or non-actions, Consents or expirations or terminations of waiting periods under the HSR Act or other Antitrust Law, including in any Legal Proceeding brought by any Governmental Authority seeking any Order which would have the effect of prohibiting, preventing or restricting the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Subject to the final sentence of Section 6.3(b), each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings are required to be made, and whether any Consents are required to be obtained, from any Governmental Authority under any applicable Law in connection with the transactions contemplated hereby (other than filings required by, and expiration or termination of the waiting period under, the HSR Act), and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby. Neither (i) the Company, without the prior written consent of Parent, nor (ii) Parent, without reasonable prior notice to the Company or, after the First Extended Outside Date, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), shall commit to or agree with any Governmental Authority to (A) stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, (B) pull and refile under the HSR Act or other applicable Antitrust Laws, (C) not consummate the transactions contemplated by this Agreement for any period of time or (D) enter into any timing agreement. Nothing in this Section 6.3 shall require Parent or any of its Affiliates, or, without the prior written consent of Parent, permit the Company or any of its Subsidiaries, to agree to or cause any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) to undertake or agree to any requirement or obligation to provide prior notice to, or to obtain prior approval from, any Governmental Authority with respect to any transaction.

6.4 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 5.3 (including to announce a Company Board Recommendation Change in accordance with Section 5.3), (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 6.4, or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent in all material respects with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

6.5 Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board to take any action that would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such takeover or similar Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board to refrain from taking any action that would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

6.6 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that (a) the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law (including any COVID-19 Measures) requires the Company or any of its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 5.2, an Acquisition Proposal or Superior Proposal, and (b) in each case, such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. In the event that the Company does not provide access or information in reliance on (x) clauses (a)(i), (a)(ii) or (a)(iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege, and (y) clause (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that the Company reasonably determines would not jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s or any of its Subsidiaries’ reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Nothing in this Section 6.6 shall be construed to require the Company or any Representatives of any of the foregoing to prepare any new reports, analyses, appraisals, opinions or other information.

6.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements in effect on the date of this Agreement between (A) the Company, its Subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries and (B) the Company, its Subsidiaries or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, trustee or fiduciary of any of the foregoing at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation, bylaws or any other similar governing document of the Company and its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall cause the certificate of incorporation, bylaws and other similar governing documents of the Surviving Corporation and the Company’s Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation, bylaws and other similar governing documents of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including all interests, assessments, reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission, prior to or at the Effective Time, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or its Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its Affiliates or at the request of the Company as such (including as a fiduciary with respect to any employee benefit plan) of another Person, (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 6.8, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 6.8(b), then the obligations of Parent and the Surviving Corporation under this Section 6.8 shall survive the sixth (6th) anniversary of the Effective Time until such time as such Indemnified Proceeding is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, a directors’ and officers’ liability insurance policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable to the insured persons than the policies of the Company and its Subsidiaries in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of four hundred percent (400%) of the last annual premium paid prior to the date of this Agreement (the “Premium Cap”), but in such case shall purchase coverage as favorable to the insured persons as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies in respect of the D&O Insurance have been obtained by the Company prior to the Effective Time; provided that the aggregate premium in respect of all such policies obtained by the Company shall not exceed the Premium Cap. The Surviving Corporation shall maintain the D&O Insurance “tail” policy in full force and effect and continue to honor its obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that an Indemnified Proceeding (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 6.8 shall continue in effect until the final disposition of such Indemnified Proceeding.

(e) Parent hereby undertakes to ensure that the Surviving Corporation complies with and honors its obligations pursuant to this Section 6.8.

(f) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume the respective obligations thereof set forth in this Section 6.8.

(g) This Section 6.8 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be amended, terminated or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.9 Employee Matters.

(a) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Effective Time, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor, and/or provide all of the Company’s Plans in accordance with their terms as in effect immediately prior to the date of this Agreement.

(b) For the period commencing at the Effective Time and ending on December 31, 2024, Parent shall (or Parent shall cause the Surviving Corporation or its applicable Subsidiary or other Affiliate to) provide to each Continuing Employee (i) a base salary or wage rate and short-term cash bonus opportunity, as applicable, that is not less than the base salary or wage rate (as applicable) and short-term cash bonus opportunity, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits no less favorable than the severance benefits made available to such Continuing Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding any equity-based compensation and defined benefit pension and nonqualified deferred compensation plans) that are, taken as a whole, substantially comparable in the aggregate to such other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time. In addition, Parent shall (or Parent shall cause the Surviving Corporation to) pay to each Continuing Employee an annual cash bonus in respect of the 2023 calendar year in an aggregate amount equal to the annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time at the time that such bonuses are ordinarily paid to the employees of the Company consistent with past practice and subject to such Continuing Employee’s continued employment by Parent, the Company or any of their respective Subsidiaries at such time. To the extent that a Continuing Employee is terminated without Cause (as defined in Company Severance Plan (as revised as of July 10, 2020)) prior to the payment of such Continuing Employee’s annual cash bonus in respect of the 2023 calendar year by Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, within 30 days of the Continuing Employee’s termination, pay to such Continuing Employee an aggregate amount equal to such Continuing Employee’s annual target cash bonus opportunity in respect of the 2023 calendar year multiplied by a fraction, the numerator of which is the number of whole months of the 2023 calendar year for which such Continuing Employee was a Continuing Employee and the denominator of which is the number twelve (12).

(c) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for all purposes (including for eligibility to participate, vesting and entitlement to (or level of) benefits where length of service is relevant); provided, however, that such service need not be credited for purposes of benefit accrual (other than for purposes of severance or vacation) or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or Parent shall cause the Surviving Corporation to) use reasonable best efforts to ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, or (ii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.9 shall create such rights in any such Persons.

6.10 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

6.11 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or any of the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company regarding, and participate in, but not control, the defense of any such Legal Proceeding and if Parent does not exercise such right to participate, keep Parent fully and promptly informed with respect to such Legal Proceeding and all material developments relating thereto. The Company may enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the transactions contemplated hereby if it has received Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.12 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate the Company’s registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

6.13 Merger Sub Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall cause the sole stockholder of Merger Sub to duly execute and deliver a written consent duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

6.14 Financing.

(a) During the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and the Company shall cooperate in good faith and use reasonable best efforts, including by providing any of its readily available financial information, to implement any necessary, appropriate or desirable arrangements in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, relating to Indebtedness of Parent, Merger Sub, the Company and their respective Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise.

(b) Notwithstanding Section 6.14(a), nothing in this Section 6.14 shall require any such cooperation to the extent that it would (i) require Parent, Merger Sub or the Company to waive, amend or otherwise modify any terms of this Agreement, (ii) unreasonably interfere with the ongoing business or operations of Parent, Merger Sub, the Company or any of their respective Subsidiaries, (iii) require Parent, Merger Sub, the Company or any of their respective Subsidiaries to take any action that would reasonably be expected to conflict with its certificate of incorporation or bylaws (or other applicable governing documents), violate any applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Material Contract, as the case may be, or (iv) require the Company or any of its Subsidiaries to enter into or approve any agreement or arrangement prior to the Effective Time.

(c) If this Agreement is terminated pursuant to Section 8.1, then Parent shall reimburse the Company for the reasonable and documented out-of-pocket costs and expenses incurred by the Company and any of its Subsidiaries and its and their respective Representatives in connection with actions contemplated by Section 6.14(a).

(d) Each of Parent and Merger Sub acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the availability of any financing or any other arrangement with respect to Indebtedness of Parent, Merger Sub or the Company shall not be deemed to relieve Parent and Merger Sub of their obligations to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

(e) The Company shall (a) deliver to Parent at least three (3) Business Days prior to the Closing Date customary payoff letters from the holders of Indebtedness set forth in Section 6.14(e) of the Company Disclosure Letter and use reasonable best efforts to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, releases of all related Liens to Parent and termination of all related guarantees at, and subject to the occurrence of, the Closing and (b) if requested by Parent, facilitate Parent’s or Merger Sub’s repayment of such Indebtedness substantially concurrently with the Closing (including by executing any such payoff letters or related documents regarding the release of Liens or termination of guarantees).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a) the Stockholder Approval shall have been obtained;

(b) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

(c) no Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger or the acquisition of Shares by Parent or Merger Sub illegal or prohibiting or otherwise preventing the consummation of the acquisition of Shares by Parent or Merger Sub or the Merger or (ii) issued or granted any Order that is in effect and has the effect of making the Merger or the acquisition of Shares by Parent or Merger Sub illegal or prohibiting or otherwise preventing the consummation of the acquisition of Shares by Parent or Merger Sub or the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a) the representations and warranties of the Company:

(i) contained in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date;

(ii) contained in the first and second sentences of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all respects (except for any inaccuracies that individually and in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

(iii) contained in the first sentence of Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2 (other than the first and second sentences of Section 3.2(a) and the first sentence of Section 3.2(b)), Section 3.3(a), Section 3.4, Section 3.5, Section 3.6, Section 3.12 and Section 3.26 (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); and

(iv) contained in Article III and not included in the preceding clauses (i), (ii) and (iii) (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed, and complied with, in all material respects the agreements and covenants required to be performed, or complied with, by it under the Agreement at or prior to the Effective Time;

(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(e) (i) no Governmental Authority of competent and applicable jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and imposes a Burdensome Condition or (B) issued or granted any Order that is in effect and imposes a Burdensome Condition and (ii) there shall not be any pending Legal Proceeding brought by any Governmental Authority that seeks to (A) have the effect of making the Merger or the acquisition of Shares by Parent or Merger Sub illegal or prohibiting or otherwise preventing the consummation of the acquisition of Shares by Parent or Merger Sub or the Merger or (B) impose a Burdensome Condition.

7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby;

(b) Each of Parent and Merger Sub shall have performed, and complied with, in all material respects the agreements and covenants required to be performed, or complied with, by it under the Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, signed on behalf of Parent by an officer thereof, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before January 28, 2024 (the “Outside Date”); provided, however, that, if as of such date, the conditions set forth in Section 7.1(b) and (solely to the extent that such Law or Order arises under the HSR Act or any other Antitrust Law) Section 7.1(c) have not been satisfied, then the Outside Date will be automatically extended for ninety (90) days (and such date will be the “First Extended Outside Date”); provided, further, that, in the event that on the First Extended Outside Date, the conditions set forth in Section 7.1(b) or (solely to the extent that such Law or Order arises under the HSR Act or any other Antitrust Law) Section 7.1(c) have not been satisfied, then the Outside Date will be automatically extended for a second period of ninety (90) days (and such date will then be the “Second Extended Outside Date”); provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before the date of such termination; or

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been the principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby, and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not capable of being cured by the Outside Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to receipt of the Stockholder Approval, if (A) the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 (including that the Company has complied in all material respects with Section 5.2 and Section 5.3) in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal, and (B) the Company concurrently pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.3(c)(ii); and

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or otherwise failed to perform any of its covenants, agreements or other obligations under this Agreement, which breach or failure to perform, individually or in the aggregate with any other breaches, failures to perform or inaccuracies, would give rise to the failure of the condition set forth in Section 7.2(b) to be satisfied if the Closing were occurring, or any of the representations and warranties of the Company set forth in this Agreement shall have become or been inaccurate, which inaccuracy, individually or in the aggregate with any other breaches, failures to perform or inaccuracies, would give rise to the failure of the condition set forth in Section 7.2(a) to be satisfied if the Closing were occurring, and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Outside Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy;

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, imposing a Burdensome Condition, and, in each case, such Order or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to Parent if its or Merger Sub’s breach of its obligations under this Agreement has been the principal cause of such imposition; or

(iii) a Company Board Recommendation Change shall have occurred.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) the penultimate sentence of Section 6.6, Section 6.14(c), this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Common Law Fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree may include damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money)).

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Transfer Taxes. Except as expressly provided in Section 2.8(c)(i), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Taxes and fees.

(c) Company Termination Fee. The Company shall pay to Parent $264,000,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.1(b)(i) and, at the time of such termination, either (I) the conditions set forth in Section 7.1(b) and Section 7.1(c) (with respect to Section 7.1(c), solely to the extent that any such Law or Order arises under the HSR Act or any other Antitrust Laws) shall be satisfied or (II) the condition set forth in Section 7.1(a) shall not be satisfied or (2) Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to the Stockholder Meeting, an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed; and (C) within twelve (12) months following such termination of this Agreement, (1) the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or (2) an Acquisition Proposal is consummated, in which case the Company Termination Fee shall be payable concurrently with the earlier of (x) the Company’s entry into the definitive agreement with respect to such Acquisition Proposal and (y) the consummation of such Acquisition Proposal;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable concurrently with such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty-five percent (25%)” and “seventy-five percent (75%)” shall be deemed to be references to “fifty percent (50%).”

(d) Parent Termination Fee. Parent shall pay to the Company $301,000,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designed in writing by the Company, in the event that:

(i) this Agreement is terminated (A) by the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii), (B) by Parent pursuant to Section 8.1(b)(i) at a time when the Agreement is terminable by the Company pursuant to Section 8.1(b)(i), or (C) by Parent pursuant to Section 8.1(b)(ii) at a time when the Agreement is terminable by the Company pursuant to Section 8.1(b)(ii); and

(ii) at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(c), solely to the extent that such Law or Order arises under the HSR Act or any other Antitrust Laws), then Parent shall pay or cause to be paid to the Company the Parent Termination Fee no later than two (2) Business Days after such termination in the event of a termination by the Company and as a condition to termination in the event of a termination by Parent.

(e) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall either party be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one (1) occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) Exclusive Remedy; Timely Payment. The parties acknowledge that the agreements contained in Section 8.3(c) and Section 8.3(d) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Except in the case of Common Law Fraud or Willful Breach of this Agreement, (i) payment of the Company Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company Related Parties in circumstances in which the Company Termination Fee is payable hereunder, (ii) payment of the Parent Termination Fee shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against the Parent Related Parties in circumstances in which the Parent Termination Fee is payable hereunder, in the case of each of clauses (i) and (ii), for any loss suffered as a result of the failure to consummate the Merger and the other transactions contemplated by this Agreement, (iii) upon payment of the Company Termination Fee in circumstances in which the Company Termination Fee is payable hereunder, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and (iv) upon payment of the Parent Termination Fee in circumstances in which the Parent Termination Fee is payable hereunder, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement. If the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, for the payment set forth in this Section 8.3, the Company shall pay Parent or Parent shall pay the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. Notwithstanding anything herein to the contrary, after the Effective Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder (and this Agreement shall not be construed to impose any such conditions or excuse such performance).

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(e) if to Parent or Merger Sub, to:

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Chief Legal Officer

Email: legaldepartment@biogen.com

River Acquisition, Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Chief Legal Officer

Email: legaldepartment@biogen.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza Saeed; Mark Greene; Aaron Gruber; Bethany Pfalzgraf

Email: fsaeed@cravath.com; mgreene@cravath.com; agruber@cravath.com; bpfalzgraf@cravath.com

(f) if to the Company, to:

Reata Pharmaceuticals, Inc.

5320 Legacy Drive

Plano, TX 75024

Attention: Manmeet S. Soni

E-mail: manmeet.soni@reatapharma.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attention: Lande Spottswood; Robert L. Kimball; Katherine Frank

Email: lspottswood@velaw.com; rkimball@velaw.com; kfrank@velaw.com

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign, in their sole discretion, any and all of their rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligation. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Biogen MA Inc. and the Company have previously executed a Confidentiality Agreement, dated as of July 11, 2023 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided that, notwithstanding the foregoing or any term of the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall automatically be deemed amended and restated without any further action on the part of Biogen MA Inc. or the Company to reflect the least favorable terms to the Company of all Acceptable Confidentiality Agreements then in effect.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, (b) that, subject to Section 8.2, the Company shall not be precluded from pursuing damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders, (c) from and after the Effective Time, for the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Consideration or RSU Consideration, as applicable, as provided in Article II, (d) for the Company Related Parties’ limitation on liability set forth in Section 8.3(f) and (e) for the Parent Related Parties’ limitation on liability set forth in Section 8.3(f).

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or Common Law Fraud; provided, however, that (i) in no event shall Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and specific performance, on the other hand, and (ii) in no event shall the Company be entitled to both the payment of the Parent Termination Fee, on the one hand, and specific performance, on the other hand.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

9.13 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name:	J. Warren Huff
Title:	Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

BIOGEN INC.

By:	/s/ Christopher A. Viehbacher
Name:	Christopher A. Viehbacher
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

RIVER ACQUISITION, INC.

By:	/s/ Michael Dambach
Name:	Michael Dambach
Title:	Authorized Signatory

(Signature Page to Agreement and Plan of Merger)